Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to  incorporation by reference in this Registration Statement on Form S-1, of our report dated December 23, 2019, relating to the balance sheet of Yunhong International (formerly known as China Yunhong Holdings) as of June 30, 2019, and the related statements of operations, changes in shareholder’s equity and cash flows for the period from January 10, 2019 (inception) through June 30, 2019, appearing in Amendment No. 5 to the Registration Statement on Form S-1, File No. 333-232432 and to the reference to our Firm under the caption “Experts” in the Prospectus.

/s/ WithumSmith+Brown, PC
Whippany, New Jersey
February 12, 2020